Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Rogers Communications Inc.

We consent to the use of:

•	our Independent Auditors’ Report of Registered Public Accounting Firm dated February 11, 2014 on the consolidated financial statements of Rogers Communications Inc. (the “Company”) which comprise the consolidated statements of financial position of the Company as at December 31, 2013 and December 31, 2012, and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2013, and notes, comprising a summary of significant accounting policies and other explanatory information;

•	our Report of Independent Registered Public Accounting Firm dated February 11, 2014 on the consolidated statements of financial position of the Company as at December 31, 2013 and December 31, 2012 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2013; and

•	our Report of Independent Registered Public Accounting Firm dated February 11, 2014 on the Company’s internal control over financial reporting as of December 31, 2013,

each of which is included in this annual report on Form 40-F of the Company for the fiscal year ended December 31, 2013.

We also consent to the incorporation by reference of such reports in Registration Statement No. 333-170234 on Form F-3D of the Company.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

February 14, 2014

Toronto, Canada